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                                                                     Exhibit 4.3

                          WILLIS GROUP HOLDINGS LIMITED
                 2001 NORTH AMERICA EMPLOYEE STOCK PURCHASE PLAN

1.    PURPOSE OF THE PLAN

            The purpose of the Plan is to give eligible employees of WILLIS GROUP HOLDINGS LIMITED's Subsidiaries in the United States of America and Canada the ability to benefit from the added interest that such employees will have in the welfare of the Company as a result of their increased equity interest in that Company.


2.    SECTION 423 OF THE CODE

            The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code or any successor section thereto. Accordingly, all Participants shall have the same rights and privileges under the Plan, subject to any exceptions that are permitted under Section 423(b)(5) of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code or any successor provision shall, without further act or amendment, be reformed to comply with the requirements of Section 423. This Section 2 shall take precedence over all other provisions in the Plan.


3.    DEFINITIONS

            The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

      (a) ACT: The Securities Exchange Act of 1934, as amended, or any successor thereto.

      (b) BOARD: The Board of Directors of the Company or a duly authorized committee of the Board.

      (c) CHANGE IN CONTROL: Such term means: (i) sale of all or substantially all of the assets of the Company or Willis Group to a Person or Group that is not Kohlberg Kravis Roberts & Co. or an affiliate thereof (collectively, the "KKR PARTNERSHIPS"), (ii) a sale by any member of the KKR Partnerships resulting in more than 50% of the voting stock of the Company or Willis Group being held by a Person or Group that is not a member of the KKR Partnerships or (iii) a merger, consolidation, recapitalization or reorganization of the Company or Willis Group with or into another Person which is not a member of the KKR Partnerships; and following any of the foregoing events in (ii)-(iii), (x) the KKR Partnerships no longer have the ability, without the approval of a Person or Group who is not a member of the KKR Partnerships, to elect a majority of the Board of Directors of the Company (or the resulting entity) and (y) any Person or Group who is not a member of the KKR Partnerships is or becomes the Beneficial Owner, directly or indirectly, in the aggregate, of a greater percentage of the total voting power of the Company or Willis Group than that held, directly or indirectly, in the aggregate, by the KKR Partnerships. For purposes of this definition, "BENEFICIAL OWNER" shall have the same meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which shall in any event include having the power to vote (or cause to be voted) pursuant to contract, irrevocable proxy or otherwise, and which, for purposes of the calculation under clause (y), shall be deemed to include shares that any such Person or Group has a right to acquire, whether such right is exercisable immediately or only after the passage of time.


      (d) CODE: The Internal Revenue Code of 1986, as amended, or any successor thereto.

      (e) COMPANY: Willis Group Holdings Limited, a company with limited liability organized under the laws of Bermuda.

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      (f)   COMPENSATION: Base salary, AIP and office profit bonuses or other miscellaneous bonuses as defined in the payroll system, commissions, production incentives, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under
            Section 125 of the Code. Notwithstanding the foregoing, Compensation shall exclude any other form of remuneration not listed above including, severance pay, stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, income derived from stock options, stock appreciation rights and other equity-based compensation and other forms of special remuneration.

      (g) DISABILITY: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in
            Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Board based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Board, in its sole discretion, may require.

      (h) DISQUALIFYING DISPOSITION: As such term is defined in Section 11(h) of the Plan.

      (i) EFFECTIVE DATE: The date on which the Plan takes effect, as defined pursuant to Section 22 of the Plan.

      (j) FAIR MARKET VALUE: On a given date, the closing bid price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then the closing bid price on the first date on which it is otherwise reported on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the closing bid price of the Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Board in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used. For purposes of the Plan's first Offering Period, the Fair Market Value of the Shares on the Offering Date shall be their offering price in the Initial Public Offering.

      (k) GROUP: A "group" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, acting in concert.

      (l) INITIAL PUBLIC OFFERING: The initial offer for sale of Shares to the public pursuant to the effective registration statement on Form F-1 filed under the Act.

      (m) MAXIMUM SHARE AMOUNT: Subject to Section 423 of the Code, the maximum number of Shares that a Participant may purchase in any given Offering Period or for any given year shall be determined by the Board; provided however, the maximum number of Shares that a Participant may purchase for any given year is U.S. $25,000 worth of Shares (as determined as of each Offering Date) in each calendar year during which an option is granted to such Participant.

      (n)   OFFERING DATE: The first date of an Offering Period.

      (o) OFFERING PERIOD: An offering period described in Section 6 of the Plan.

      (p)   OPTION: A stock option granted pursuant to Section 9 of the Plan.


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      (q)   PARTICIPANT: An individual who is eligible to participate in the
            Plan pursuant to Section 7 of the Plan.

      (r) PARTICIPATING SUBSIDIARY: A Subsidiary of the Company that is selected to participate in the Plan by the Committee in its sole discretion.

      (s) PAYROLL DEDUCTION ACCOUNT: An account to which payroll deductions of Participants are credited under Section 11(c) of the Plan.

      (t) PERSON: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

      (u) PLAN: The Willis Group Holdings Limited 2001 North America Employee Stock Purchase Plan, as amended from time to time.

      (v) PLAN BROKER: A stock brokerage or other financial services firm designated by the Board in its sole discretion.

      (w)   PURCHASE DATE: The last date of an Offering Period.

      (x) PURCHASE PRICE: The purchase price per Share, as determined pursuant to Section 10 of the Plan.

      (y)   WILLIS GROUP: The Company and its Subsidiaries.

      (z)   SHARES: Shares of common stock of the Company.

      (aa) SUBSIDIARY: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

4.    SHARES SUBJECT TO THE PLAN

            Subject to the adjustment provision in Section 14 of the Plan, the total number of Shares which shall be made available for sale under the Plan shall be 1,000,000 Shares to be allocated among Offering Periods as the Board shall determine. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed
(i) the number of Shares available for sale under the Plan on the Offering Date of the applicable Offering Period or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and continue all Offering Periods then in effect or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and terminate any or all Offering Periods then in effect. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of Additional Shares (defined below) for issuance under the Plan by the Company's stockholders subsequent to such Offering Date. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares or Shares purchased on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan.



5.    ADMINISTRATION OF THE PLAN AND ADMINISTRATIVE FEES

            The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or


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desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Subject to any applicable law, the Board may delegate its duties and powers under the Plan to such persons, board of directors of subsidiaries or committees thereof as it designates in it sole discretion. The Board may impose reasonable administrative fees on Participants to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan. At least annually, each Participant will receive a copy of the Company's financial statement.


6.    OFFERING PERIODS

            The Plan shall be implemented by a series of Offering Periods of six
(6) months' duration, with new Offering Periods commencing on the date determined by the Board. The first Offering Period shall commence on the effective date of the registration statement on Form S-8 covering the Plan, which is expected to be on or shortly after the effective date of the registration statement on Form F-1 relating to the Initial Public Offering and continue to and including August 31, 2001. The Plan shall continue until terminated in accordance with Section 17 hereof. Notwithstanding the foregoing, the Board may change the duration, frequency and/or commencement of any Offering Period, subject to the limitations under Section 423 of the Code and all applicable state and local laws.


7.    ELIGIBILITY

            (a) Any individual whose (i) customary employment by a Participating Subsidiary is more than 20 hours per week, (ii) customary employment by a Participating Subsidiary is for more than five (5) months in any calendar year; and (iii) employment by a Participating Subsidiary has continued for more than 3 months prior to the beginning of an Offering Period, is eligible to participate in the Plan commencing with that Offering Period. Notwithstanding the foregoing, the Board shall have discretion, in subsequent Offering Periods, to exclude from the Plan one or more of the following categories of employees:

                        (1) employees who have not been continuously employed by a Participating Subsidiary for such period (not to exceed two years) as the Board may determine, ending on the Offering Date;
                        (2) employees whose customary employment is 20 hours or less per week;
                        (3) employees whose customary employment is for not more than five (5) months in any calendar year; and
                        (4)   highly compensated employees.

            (b) In no event shall an employee be granted an option under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company.


8.    PARTICIPATION IN THE PLAN

            The Board shall set forth procedures pursuant to which Participants may elect to participate in a given Offering Period under the Plan. For the first Offering Period, Participants will have a period of days measured from the Offering Date which period will be set by the Board to elect to participate in said Offering Period under the Plan. Once a Participant elects to participate in an Offering Period, such employee shall automatically participate in all subsequent Offering Periods, unless the employee (a) makes a new election or (b) withdraws from an Offering Period or from the Plan pursuant to Section 12 of the Plan.


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9.    GRANT OF OPTION ON ENROLLMENT

            Each Participant who elects to participate in a given Offering Period shall be granted (as of the first date of the Offering Period) an Option to purchase (as of the Purchase Date) a number of Shares equal to the lesser of
(i) the Maximum Share Amount reduced by any purchases that have already been made under the Plan during the same calendar year in which the purchases for this Offering Period will be made or (ii) the number determined by dividing the amount accumulated in such employee's payroll deduction account during such Offering Period by the Purchase Price;


10.   PURCHASE PRICE

            The Purchase Price at which a Share will be sold for in the Plan's first Offering Period shall be the Fair Market Value of a Share on the first day of such Offering Period. Thereafter, the Purchase Price at which a Share will be sold for in a given Offering Period, as of the Purchase Date, shall be determined by the Board but shall not be less than eighty-five percent (85%) of the lesser of:

            (a) the Fair Market Value of a Share on the first day of the Offering Period; or

            (b) the Fair Market Value of a Share on the last day of the Offering Period.

            Provided, however, that with respect to all Offering Periods except the first Offering Period, in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan (the date on which such amendment is approved, the "Approval Date"), and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase ("Additional Shares") and (iii) the Fair Market Value of a Share on the date of such increase (the "Approval Date Fair Market Value") is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Approval Date is deemed to be the first day of a new Offering Period, and the Purchase Price with respect to the Additional Shares shall be determined by the Board but shall not be less than 85% of the Approval Date Fair Market Value or the Fair Market Value of a Share on the Purchase Date, whichever is lower.


11.   PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF
      SHARES

            Subject to Sections 12 and 13 of the Plan:

            (a) Payroll deductions shall be made on each day that Participants are paid during an Offering Period with respect to all Participants who elect to participate in such Offering Period. The deductions shall be made as a percentage of the Participant's Compensation in one percent (1%) increments, from one percent (1%) to fifteen percent (15%) of such Participant's Compensation, as elected by the Participant; PROVIDED, HOWEVER, that no Participant shall be permitted to purchase Shares under this Plan (or under any other "employee stock purchase plan" within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) with an aggregate Fair Market Value (as determined as of each Offering
                  Date) in excess of U.S. $25,000.00 for any one calendar year within the meaning of Section 423(b)(8) of the Code. For a given Offering Period, payroll deductions shall commence on the Offering Date and shall end on the related Purchase Date, unless sooner altered or terminated as provided in the Plan.

            (b) For the first Offering Period, Participants will have a period of days measured from the Offering Date which period will be set by the Board to elect the percentage of their Compensation to have deducted in said Offering Period under the Plan. Thereafter, the Board shall specify the procedures for such elections.


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            (c)   A Participant shall not change the rate of payroll deductions once an Offering Period has commenced. The Board shall specify procedures by which a Participant may increase or decrease the rate of payroll deductions for subsequent Offering Periods. Unless a Participant makes a new election to change the rate of payroll deductions at the commencement of an Offering Period, the Participant's most recent election will apply to such new Offering Period.

            (d) All payroll deductions made with respect to a Participant shall be credited to his or her Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company. Any administrative fee that may be assessed pursuant to Section 5 above may be deducted from a Participant's Payroll Deduction Account. Interest shall accrue and shall be paid on the amounts credited to such Payroll Deduction Accounts as determined by the Board in its sole discretion. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A Participant may not make any separate cash payment into his or her Payroll Deduction Account, and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction.

            (e) On each Purchase Date, the Company shall apply all funds then in the Participant's Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be) pursuant to the Option granted on the Offering Date. In the event that the number of Shares to be purchased by all Participants in one Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares available for issuance under the Plan in as uniform a manner as shall be practicable and as the Board shall in its sole discretion determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned to the Participant.

            (f) A Participant shall have no interest or voting right in the Shares covered by his or her Option until such Option is exercised. Upon exercise, the Shares received by a Participant under this Plan will carry the same voting rights as other outstanding shares of the same class.

            (g) As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant's name with the Plan Broker to be held by such Broker during the period set forth in Section 423(a)(1) of the Code. Unless otherwise permitted by the Board in its sole discretion, dividends that are declared on the Shares held in such account shall be reinvested in whole or fractional Shares.

            (h) Once the holding period set forth in Section 423(a)(1) of the Code has been satisfied with respect to a Participant's Shares, the Participant may (i) transfer his or her Shares to another brokerage account of Participant's choosing or (ii) request in writing that a stock certificate be issued to him or her with respect to the whole Shares in his or her account with the Plan Broker and that any fractional Shares remaining in such account be paid in cash to him or her. The Board may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing certificates for such Shares. Any Participant who engages in a "Disqualifying Disposition" of his or her Shares within the meaning of
                  Section 421(b) of the Code shall notify the Company of such Disqualifying Disposition in accordance with Section 20 of the Plan.


12.   WITHDRAWAL

            Each Participant may withdraw from an Offering Period or from the Plan under such terms and conditions as are established by the Board in its sole discretion. Upon a Participant's withdrawal from an Offering Period or from the Plan, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, with


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such interest as the Board may, in its sole discretion, determine to pay to such
Participant and he or she shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offering Periods pursuant to such terms and conditions established by the Board in its sole discretion.


13.   TERMINATION OF EMPLOYMENT

            A Participant whose employment is terminated for any reason shall cease to participate in the Plan upon his or her termination of employment. Upon such termination all payroll deductions credited to the Participant's Payroll Deduction Account shall be returned, with such interest as the Board may, in its sole discretion, determine to pay to such Participant and such Participant shall have no future rights in any unexercised Options under the Plan.


14.   ADJUSTMENTS UPON CERTAIN EVENTS

            Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

                  (a) GENERALLY. In the event of any change in the outstanding Shares by reason of any Share dividend, split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Board without liability to any person will make such substitution or adjustment, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price and/or
                        (iii) any other affected terms of such Options.

                  (b) CHANGE IN CONTROL. In the event of a Change in Control, the Board in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Option or Offering Period as of the date of the consummation of the Change in Control.


15.   NONTRANSFERABILITY

            No Options granted under the Plan shall be transferred, assigned, pledged or otherwise disposed of in any way by the Participant otherwise than by will or by the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect, except that the Board may treat such act as an election to withdraw from the Offering Period in accordance with Section 12.


16.   NO RIGHT TO EMPLOYMENT

            The granting of an Option under the Plan shall impose no obligation on the Participating Subsidiary to continue the employment of a Participant and shall not lessen or affect the Participating Subsidiary's right to terminate the employment of such Participant.


17.   AMENDMENT OR TERMINATION OF THE PLAN

            The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board , (b) issuance of all of the Shares reserved for issuance under the Plan, (c) May 31, 2011 or (d) failure to satisfy the conditions of Section 22 of the Plan. The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 14 of the Plan), increase the total number of Shares reserved for


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                                                                               8


the purposes of the Plan or (b) except as otherwise provided in Section 14(b), without the consent of a Participant, would impair any of the rights or obligations under any Option theretofore granted to such Participant under the Plan; PROVIDED, HOWEVER, that (i) the Board may amend the Plan in such manner as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws and (ii) the Board may terminate the Plan without the consent of the Participants so long as it returns all payroll deductions accumulated in the Participants' Payroll Deduction Accounts together with such interest as the Board may, in its sole discretion, determine to pay.


18.   TAX WITHHOLDING

            (a) The Participant's employer shall have the right to withhold from such Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. Unless the Board specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from the Shares otherwise to be received. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to the amount of such withholding taxes.

            (b) Notwithstanding anything set forth in Section 18(a), an option may not be exercised unless:

                  (i) the Board considers that the issue or transfer of shares pursuant to such exercise would be lawful in all relevant jurisdictions; and

                  (ii) in a case where, if the Option were exercised, the Company or a Participating Subsidiary would be obligated to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the Option and/or for any social security contributions that would be recoverable from the person in question (together, the "Tax Liability"), that person has either:

                        (x) made a payment to the Company or the relevant Participating Subsidiary of an amount at least equal to the Company's estimate of the Tax Liability; or

                        (y) entered into arrangements acceptable to the Company or the relevant Participating Subsidiary to secure that such a payment is made (whether by authorizing the sale of some or all of the shares on his behalf and the payment to the Company or the relevant Participating Subsidiary of the relevant amount out of the proceeds of sale or otherwise).

19.   INTERNATIONAL PARTICIPANTS

            With respect to Participants who reside or work outside the United States of America, the Board may, in its sole discretion, amend the terms of the Plan with respect to such Participants in order to conform such terms with the requirements of local law.


20.   NOTICES

            All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

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                                                                               9


                         Willis North America Inc.
                         26 Century Boulevard, Fl. 7S
                         Nashville, TN 37214
                         Attention:  Corporate Secretary

                         With a copy to:

                         Willis Group Holdings Limited
                         c/o Willis Group Limited
                         Ten Trinity Square
                         London EC3P 3AX21.
                         Attention Company Secretary

21.   CHOICE OF LAW

            The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.


22.   EFFECTIVENESS OF THE PLAN

            The Plan shall become effective on the date on which it is adopted by the Board (the "Effective Date"); PROVIDED, HOWEVER, that the Plan must be approved within twelve (12) months after the Effective Date by the stockholders of the Company. The Participating Subsidiary or Willis North America Inc. may commence payroll deductions on behalf of Participants pursuant to the Plan prior to such stockholder approval; PROVIDED, HOWEVER, that the use of such payroll deductions to purchase Shares pursuant to the exercise of Options hereunder is contingent upon stockholder approval of the Plan. If stockholder approval of the Plan is not obtained prior to the first Purchase Date, the Plan shall terminate and all amounts withheld through payroll deduction or held in a Participant's Payroll Deduction Account shall be returned to such Participant, without interest.